Exhibit 99.1

ITC Reports Second Quarter and Year-to-Date 2014 Results

Highlights

•              Second quarter 2014 operating earnings of $0.46 per diluted common share increased over the same period last year; second quarter 2014 reported earnings of $0.34 per diluted common share

•              Operating earnings for the six months ended June 30, 2014 of $0.90 per diluted common share increased over the same period last year; reported earnings for the six months ended June 30, 2014 of $0.78 per diluted common share

•              Capital investments of $430.1 million for the six months ended June 30, 2014

•              Reaffirmed 2014 operating earnings per share guidance of $1.83 to $1.90 per diluted share and capital expenditure guidance of $730 to $840 million

•              Commenced accelerated share repurchase of up to $150 million

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2014	2013	2014	2013
OPERATING REVENUES	$263,214	$229,817	$521,817	$447,121
REPORTED NET INCOME	$54,336	$47,395	$123,472	$97,585
OPERATING EARNINGS	$72,695	$63,336	$142,462	$122,134
REPORTED DILUTED EPS	$0.34	$0.30	$0.78	$0.62
OPERATING DILUTED EPS	$0.46	$0.40	$0.90	$0.77

NOVI, Mich., August 6, 2014 - ITC Holdings Corp. (NYSE: ITC) announced today its results for the second quarter and six-month period ended June 30, 2014.

Reported net income for the second quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $54.3 million, or $0.34 per diluted common share, compared to $47.4 million or $0.30 per diluted common share for the second quarter of 2013. For the six months ended June 30, 2014, reported net income was $123.5 million, or $0.78 per diluted common share, compared to $97.6 million, or $0.62 per diluted common share for the same period last year.

Operating earnings for the second quarter were $72.7 million, or $0.46 per diluted common share, compared to operating earnings of $63.3 million, or $0.40 per diluted common share for the second quarter of 2013.  For the six months ended June 30, 2014, operating earnings were

$142.5 million, or $0.90 per diluted common share, compared to operating earnings of $122.1 million, or $0.77 per diluted common share for the same period last year.

ITC invested $430.1 million in capital projects at its operating companies during the six-month period ended June 30, 2014, including $140.8 million at ITCTransmission, $73.9 million at METC, $119.6 million at ITC Midwest and $95.8 million at ITC Great Plains.

“We are very pleased to have delivered another strong quarter, both on the operational and financial front,” said Joseph L. Welch, chairman, president and CEO of ITC. “Our performance in the first half of 2014 has positioned the company well to meet our near- and long-term objectives.  We remain focused on executing on our plans, which are premised on investing in transmission infrastructure for the benefit of customers while also growing the business to deliver value for our investors.”

Operating Earnings

Operating earnings are non-GAAP measures that exclude the impact of after-tax expenses associated with the following items:

1.              The Entergy Corporation transaction of approximately $0.2 million for the second quarter of 2014 and $15.9 million, or $0.10 per diluted common share, for the second quarter of 2013.  These expenses total $0.7 million for the six months ended June 30, 2014 and $24.4 million, or $0.15 per diluted common share, for the six months ended June 30, 2013.

2.              Certain acquisition accounting adjustments for ITC Midwest, ITCTransmission, and METC resulting from the FERC audit order on ITC Midwest issued in May 2012 of approximately $0.1 million for both the second quarter of 2014 and 2013.  These expenses also totaled approximately $0.1 million for both the six months ended June 30, 2014 and 2013.

3.              Loss on extinguishment of debt associated with the recent cash tender offer and consent solicitation transaction for select bonds at ITC Holdings that we completed in the second quarter of 2014.  The impact of this item totaled $18.1 million, or $0.12 per share, for both the second quarter of 2014 and for the six months ended June 30, 2014.

Operating earnings for the second quarter and for the six months ended June 30, 2014 increased by $9.4 million, or $0.06 per diluted common share, and $20.3 million, or $0.13 per diluted common share, compared with the same periods last year.  The increases in both periods were largely attributable to higher income associated with increased rate base at our operating companies.

Share Repurchase

On June 20, 2014, ITC announced an accelerated share repurchase of up to $150 million (minimum of $130 million) that is expected to be completed by the end of 2014.  Upon announcement, the company also indicated an initial repurchase of approximately 2.9 million shares, which also represents the amount repurchased through June 30, 2014.

Balance Sheet Activities

On June 2, 2014, ITC completed a cash tender offer for approximately $170 million of the 5.875% and 6.375% bonds at ITC Holdings due in 2016 and 2036, respectively.  The transaction was funded with a portion of the net proceeds of a new $400 million 10-year bond at ITC Holdings with a coupon of 3.65%.

2014 EPS and Capital Expenditure Guidance

For 2014, ITC is reaffirming its full year operating earnings per share guidance of $1.83 to $1.90.  ITC is also reaffirming its 2014 capital guidance of $730 to $840 million, which includes $250 to $285 million for ITCTransmission, $130 to $150 million for METC, $255 to $290 million for ITC Midwest and $95 to $115 million for ITC Great Plains, respectively.

Second Quarter 2014 Operating Earnings Financial Results Detail

ITC’s operating revenues for the second quarter of 2014 increased to $263.2 million compared to $229.8 million for the second quarter of 2013. This increase was primarily due to higher revenue requirements attributable to higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues resulting from additional capital projects being placed in-service that have been identified by the Midcontinent ISO (MISO) as eligible for regional cost sharing.

Operation and maintenance (O&M) expenses of $25.8 million were $3.8 million lower than the same period in 2013. This decrease was primarily due to lower vegetation management requirements and a decrease in substation maintenance activities.

General and administrative (G&A) expenses of $30.0 million were $8.0 million higher compared to the same period in 2013.  Amounts reported for the second quarter 2014 and 2013 exclude $0.3 million and $21.9 million, respectively, of pre-tax expenses related to the Entergy transaction. This increase was primarily due to higher professional services such as legal, advisory and financial service fees and higher compensation expenses associated with personnel additions.

Depreciation and amortization expenses of $31.3 million increased by $2.0 million compared to the same period in 2013 due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $17.1 million were $1.0 million higher than the same period in 2013. This increase was due to 2013 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2014 personal property tax calculations.

Interest expense of $45.8 million increased by $5.8 million compared to the same period in 2013. Amounts reported for the second quarter 2014 and 2013 exclude $0.1 million and $0.4 million,

respectively, of pre-tax expenses related to the adjustments to operating earnings. The increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the second quarter of 2014 was 37.9 percent compared to 35.9 percent for the same period last year.  Amounts reported for the second quarter of 2014 and 2013 exclude approximately $11.1 million and $6.3 million, respectively, associated with adjustments to operating earnings.

Year-To-Date 2014 Operating Earnings Financial Results Detail

ITC’s operating revenues for the six months ended June 30, 2014 increased to $521.8 million compared to $447.1 million from the same period last year.  This increase was primarily due to higher revenue requirements attributable to higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues due to additional capital projects being placed in-service that have been identified by MISO as eligible for regional cost sharing.

O&M expenses of $50.7 million were $3.5 million lower for the six months ended June 30, 2014 compared to the same period in 2013. This decrease was primarily due to lower vegetation management requirements and a decrease in substation maintenance activities.

G&A expenses of $57.0 million were $11.0 million higher compared to the same period in 2013. Amounts reported for the six months ended June 30, 2014 and 2013 exclude approximately $1.3 million and $32.9 million, respectively, of pre-tax expenses associated with the Entergy transaction.  This increase was primarily due to higher professional services such as legal, advisory and financial services fees and higher compensation expenses associated with personnel additions.

Depreciation and amortization expenses of $62.7 million increased by $4.9 million for the six months ended June 30, 2014 compared to the same period in 2013. This increase was primarily due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $38.3 million were $5.5 million higher compared to the same period in 2013. This increase was due to capital additions made at our regulated operating subsidiaries, which are included in the tax base for 2014 personal property taxes.

Interest expense of $91.0 million was $12.1 million higher compared to the same period in 2013. Amounts reported for the six months ended June 30, 2014 and 2013 exclude approximately $0.2 million and $0.6 million respectively, of pre-tax expenses associated with the adjustments to operating earnings noted previously. This increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the six months ended June 30, 2014 was 38.1 percent compared to 36.3 percent for the same period in 2013. Amounts reported for the six months ended June 30, 2014 and 2013 exclude income taxes of $11.6 million and $9.0 million, respectively, associated with adjustments to operating earnings noted previously.

Second Quarter Conference Call and Webcast

Joseph L. Welch, chairman, president and CEO and Rejji P. Hayes, vice president, treasurer, and interim CFO will discuss the first quarter results in a conference call at 11 a.m. Eastern on Wednesday, August 6, 2014.  Individuals wishing to participate in the conference call may dial toll-free 877-644-1296 (domestic) or 914-495-8555 (international); there is no passcode.  A listen-only live webcast of the conference call, including accompanying slides and the earnings release, will be available on the company’s investor information page.  The conference call replay, available through August 10, 2014, and can be accessed by dialing 855-859-2056 (toll free) or 404-537-3406, passcode 76875639. The webcast will be archived on the ITC website.

Other Available Information

More detail about second quarter 2014 results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Paper copies can also be made available by contacting us through our website.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. ITC’s regulated operating subsidiaries include ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains. Through these subsidiaries, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along 15,000 circuit miles of transmission line. Through ITC Grid Development and its subsidiaries, the company also focuses on expansion in areas where significant transmission system improvements are needed. For more information, please visit ITC’s website at www.itc-holdings.com (ITC-itc-F).

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission.  ITC’s management believes the company’s operating earnings, or GAAP earnings adjusted for specific items as described in the release, provide a more meaningful representation of the company’s fundamental earnings power.  However, such measures should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable.  Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong.  Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Gretchen Holloway, 248-946-3595; gholloway@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2014	2013	2014	2013
OPERATING REVENUES	$263,214	$229,817	$521,817	$447,121
OPERATING EXPENSES
Operation and maintenance	25,836	29,668	50,697	54,181
General and administrative	30,308	43,939	58,270	78,865
Depreciation and amortization	31,295	29,295	62,673	57,781
Taxes other than income taxes	17,076	16,094	38,269	32,764
Other operating (income) and expenses — net	(229)	(173)	(461)	(345)
Total operating expenses	104,286	118,823	209,448	223,246
OPERATING INCOME	158,928	110,994	312,369	223,875
OTHER EXPENSES (INCOME)
Interest expense — net	45,854	40,402	91,163	79,465
Allowance for equity funds used during construction	(4,932)	(8,292)	(9,944)	(17,025)
Loss on extinguishment of debt	29,074	—	29,074	—
Other income	(236)	(286)	(397)	(495)
Other expense	1,625	2,671	2,958	3,681
Total other expenses (income)	71,385	34,495	112,854	65,626
INCOME BEFORE INCOME TAXES	87,543	76,499	199,515	158,249
INCOME TAX PROVISION	33,207	29,104	76,043	60,664
NET INCOME	$54,336	$47,395	$123,472	$97,585
Basic earnings per common share	$0.34	$0.30	$0.78	$0.62
Diluted earnings per common share	$0.34	$0.30	$0.78	$0.62
Operating diluted earnings per common share	$0.46	$0.40	$0.90	$0.77
Dividends declared per common share	$0.1425	$0.1258	$0.2850	$0.2516

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Reported net income	$54,336	$47,395	$123,472	$97,585
After-tax Entergy transaction related expenses	179	15,877	744	24,421
After-tax liability for audit related refunds	66	64	132	128
After-tax debt extinguishment & consent solicitation fees	18,114	—	18,114	—
Operating earnings	$72,695	$63,336	$142,462	$122,134

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Reported diluted EPS	$0.34	$0.30	$0.78	$0.62
After-tax Entergy transaction related expenses	—	0.10	—	0.15
After-tax liability for audit related refunds	—	—	—	—
After-tax debt extinguishment & consent solicitation fees	0.12	—	0.12	—
Operating diluted EPS	$0.46	$0.40	$0.90	$0.77

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	June 30,	December 31,
(in thousands, except share data)	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$9,017	$34,275
Accounts receivable	123,483	89,348
Inventory	29,375	31,986
Deferred income taxes	18,806	17,225
Regulatory assets — revenue accruals, including accrued interest	4,728	6,334
Prepaid and other current assets	21,994	12,370
Total current assets	207,403	191,538
Property, plant and equipment (net of accumulated depreciation and amortization of $1,340,464 and $1,330,094, respectively)	5,203,707	4,846,526
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $23,259 and $21,616, respectively)	49,614	49,328
Other regulatory assets	184,310	179,068
Deferred financing fees (net of accumulated amortization of $14,027 and $15,261, respectively)	29,516	25,585
Other	56,212	40,035
Total other assets	1,269,815	1,244,179
TOTAL ASSETS	$6,680,925	$6,282,243
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$126,859	$111,145
Accrued payroll	16,562	21,930
Accrued interest	51,098	53,049
Accrued taxes	40,674	29,805
Regulatory liabilities — revenue deferrals, including accrued interest	35,336	33,120
Refundable deposits from generators for transmission network upgrades	20,780	23,283
Debt maturing within one year	250,000	200,000
Other	19,606	27,047
Total current liabilities	560,915	499,379
Accrued pension and postretirement liabilities	56,913	53,704
Deferred income taxes	624,549	562,938
Regulatory liabilities — revenue deferrals, including accrued interest	29,951	36,447
Regulatory liabilities — accrued asset removal costs	67,192	67,571
Refundable deposits from generators for transmission network upgrades	4,884	19,328
Other	20,867	17,032
Long-term debt	3,755,495	3,412,112
Commitments and contingent liabilities
STOCKHOLDERS’ EQUITY
Common stock, without par value, 300,000,000 shares authorized, 155,512,734 and 157,500,795 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	882,845	1,014,435
Retained earnings	671,459	592,970
Accumulated other comprehensive income	5,855	6,327
Total stockholders’ equity	1,560,159	1,613,732
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,680,925	$6,282,243

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

	Six months ended
	June 30,
(in thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$123,472	$97,585
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	62,673	57,781
Recognition, refund and collection of revenue accruals and deferrals — including accrued interest	(7,248)	(14,074)
Deferred income tax expense	56,978	50,537
Allowance for equity funds used during construction	(9,944)	(17,025)
Loss on extinguishment of debt	29,074	—
Other	8,142	7,287
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(28,890)	(28,368)
Inventory	2,611	157
Prepaid and other current assets	(9,623)	(3,630)
Accounts payable	(21,394)	14,944
Accrued payroll	(3,524)	(2,989)
Accrued interest	(1,951)	15,049
Accrued taxes	10,869	7,444
Other current liabilities	(9,370)	4,403
Other non-current assets and liabilities, net	(5,903)	(4,269)
Net cash provided by operating activities	195,972	184,832
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(375,650)	(422,295)
Other	235	(3,839)
Net cash used in investing activities	(375,415)	(426,134)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	473,664	100,000
Borrowings under revolving credit agreements	1,054,100	638,900
Borrowings under term loan credit agreements	110,000	350,000
Retirement of long-term debt — including debt retirement costs	(198,494)	—
Repayments of revolving credit agreements	(1,035,300)	(767,400)
Repayments under term loan credit agreements	(39,000)	—
Issuance of common stock	14,177	6,073
Dividends on common and restricted stock	(44,983)	(39,522)
Refundable deposits from generators for transmission network upgrades	5,208	16,770
Repayment of refundable deposits from generators for transmission network upgrades	(22,155)	(24,125)
Repurchase and retirement of common stock	(107,952)	(4,040)
Forward contract of accelerated share repurchase program	(46,000)	—
Other	(9,080)	2,304
Net cash provided by financing activities	154,185	278,960
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(25,258)	37,658
CASH AND CASH EQUIVALENTS — Beginning of period	34,275	26,187
CASH AND CASH EQUIVALENTS — End of period	$9,017	$63,845